As filed with the Securities and Exchange Commission on February 23, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONE GAS, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	46-3561936
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

15 East Fifth Street

Tulsa, Oklahoma 74103

(918) 947-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Regina L. Gregory

Senior Vice President, General Counsel and Assistant Secretary

ONE Gas, Inc.

15 East Fifth Street

Tulsa, Oklahoma 74103

(918) 947-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jordan B. Edwards

Thomas J. Hutchison

GableGotwals

110 North Elgin Avenue, Suite 200

Tulsa, Oklahoma 74120

(918) 595-4800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

PROSPECTUS

1,144,038 SHARES

ONE Gas, Inc.

Common Stock, $0.01 par value, offered in connection with our

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

Our Direct Stock Purchase and Dividend Reinvestment Plan provides a convenient way for you to purchase shares of our common stock, $0.01 par value (“Common Stock”), without paying any processing fees or service charges. The plan promotes long-term ownership in our Common Stock by offering:

•	A simple way to increase your holdings in our Common Stock by automatically reinvesting your cash dividends; and

•	The opportunity to purchase additional shares by making optional cash investments of at least $25 for any single investment, up to a maximum of $10,000 per month.

You do not have to be a current shareholder to participate in the plan. You can purchase your first shares of our Common Stock by making an initial investment of not less than $250 and not more than $10,000. In order to participate in the plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan. To the extent required by state securities laws in certain jurisdictions, shares of our Common Stock that are offered under the plan to persons who are not presently record holders of our Common Stock may be offered only through a registered broker.

Our Common Stock is listed on both the New York Stock Exchange and NYSE Texas under the symbol “OGS.”

Investing in these securities involves certain risks. Please read “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2026.

ABOUT THIS PROSPECTUS

You should rely only on the information provided in or incorporated by reference in this prospectus. Neither we nor the plan administrator, Equiniti Trust Company, LLC (“EQ”), has authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we may sell securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. You should read this prospectus together with additional information described under the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION BY REFERENCE.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “WHERE YOU CAN FIND MORE INFORMATION.”

Unless we otherwise indicate or unless the context requires, all references in this prospectus to “ONE Gas,” “we,” “our,” “us” or similar references mean ONE Gas, Inc. and its subsidiaries, predecessors and acquired businesses.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), that registers the securities offered by this prospectus. The registration statement, including the documents that have been filed or will be filed or incorporated by reference as exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public online at the SEC’s website at www.sec.gov and on our corporate website at www.onegas.com. Information on our website does not constitute part of this prospectus or the accompanying prospectus supplement and is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the accompanying exhibits for more information about us and our securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offering under this prospectus:

•	The Company’s Annual Report on Form 10-K (File No. 001-36108) for the year ended December 31, 2025 filed on February 19, 2026;

•	The Company’s Current Reports on Form 8-K (File No. 001-36108) filed on January 20, 2026 (Item 8.01); February 18, 2026 (Item 5.02); and February 20, 2026 (Item 8.01); and

•

The description of capital stock provided under the section entitled “DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES ACT OF 1934” attached as Exhibit 4.6 to the Company’s Annual Report on Form 10-K (File No. 001-36108) for the year ended December 31, 2020 filed on February 26, 2021.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONE Gas, Inc.

15 East Fifth Street

Tulsa, Oklahoma 74103

Attention: Corporate Secretary

Telephone: (918) 947-7000

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

Our reports, filings and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include those set forth in the section entitled “RISK FACTORS,” as well as the following:

•

our ability to recover costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates or other recovery mechanisms;

•

cyber-attacks, which, continue to increase in volume and sophistication, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee, vendor, counterparty or Company information; further, increased remote working arrangements have required enhancements and modifications to our IT infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;

•	the length and severity of a pandemic or other health crisis which could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•

adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, and climate change, and the related effects on supply, demand, and costs;

•

indebtedness, which could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•

our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;

•	operational and mechanical hazards or interruptions;

•	adverse labor relations;

•

the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;

•

the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;

•	our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;

•	limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;

•	cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;

•

changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to recover the costs of natural gas purchased for our customers and any related financing required to support our purchase of natural gas supply;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;

•	possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;

•

changes in existing or the addition of new environmental, safety, tax, cybersecurity and other laws or regulations to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;

•	the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;

•	population growth rates and changes in the demographic patterns of the markets we serve in Oklahoma, Kansas and Texas, and economic conditions in these areas;

•	acts of nature and naturally occurring disasters;

•	political unrest and the potential effects of threatened or actual terrorism and war;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	existence of material weaknesses in our internal controls;

•	our ability to comply with all covenants in our indentures and our credit agreements, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;

•	our ability to attract and retain talented employees, management and directors, and any shortage of skilled-labor;

•

unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and

•

our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation, except as may otherwise be required by the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT ONE GAS

We are a 100-percent regulated natural gas distribution utility, headquartered in Tulsa, Oklahoma, and one of the largest publicly traded natural gas utilities in the United States. We are an Oklahoma corporation and are the successor to the company founded in 1906 as Oklahoma Natural Gas Company, which became ONEOK, Inc. in 1980. Our Common Stock is listed on both the New York Stock Exchange and NYSE Texas under the trading symbol “OGS” and is included in the S&P MidCap 400 Index. We are the largest natural gas distributor in Oklahoma and Kansas and the third largest in Texas, in terms of customers. We primarily serve residential, commercial and transportation customers in all three states. Our largest natural gas distribution markets in terms of customers are Oklahoma City and Tulsa, Oklahoma; Kansas City, Wichita and Topeka, Kansas; and Austin and El Paso, Texas.

RISK FACTORS

Before you invest in our securities, you should carefully consider those risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to pay dividends to our shareholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

SUMMARY OF THE DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

The following summary description of our Direct Stock Purchase and Dividend Reinvestment Plan is qualified by reference to the full text of the plan contained in this prospectus. Terms used in this summary have the meanings given to them in the plan.

Purpose of Plan

The purpose of the plan is to provide a cost-free and convenient way for our shareholders to invest all or a portion of their cash dividends in additional shares of our Common Stock. The plan also provides us with a means of raising additional capital through the direct sale of our Common Stock.

Eligibility and Enrollment

If you currently own shares of our Common Stock, you can participate in the plan by enrolling through shareowneronline.com or by submitting an Account Authorization Form by mail. You may participate directly in the plan only if you hold our Common Stock in your own name. If you hold shares through a brokerage or other account, you may participate directly in the plan by having your shares transferred into your own name or you may arrange to have your broker or other custodian participate on your behalf. In order to participate in the plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan.

If you do not own any shares of our Common Stock, you can participate in the plan by making an initial optional cash investment in our Common Stock of at least $250 up to $10,000. You may enroll through shareowneronline.com and authorize an automatic withdrawal from a U.S. or Canadian financial institution or through mail by sending the Account Authorization Form along with a check. Checks must be made payable to “Equiniti” in U.S. dollars.

ONE Gas reserves the right to exclude from participation in the plan persons who utilize the plan to engage in short-term trading activities that cause aberrations in the price or trading volume of its Common Stock.

Shareholders who reside in jurisdictions in which it is unlawful for ONE Gas to permit their participation are not eligible to participate in the plan.

Reinvestment of Dividends

If you are currently a shareholder, you can reinvest your cash dividends on some or all of your Common Stock in additional shares of our Common Stock without having to pay processing fees or service fees.

Optional Cash Investments up to $10,000

If you are currently a shareholder, you can buy additional shares of our Common Stock without having to pay processing fees or service fees. Current shareholders can invest a minimum of $25 and a maximum of $10,000 in any month. Purchases may be made by check or by authorizing a one-time or recurring automatic bank withdrawal from a U.S. or Canadian financial institution. Checks must be made payable to “Equiniti” in U.S. dollars.

New investors can buy their first shares directly through the plan. The minimum initial cash investment is $250 by check or one time investment, or $25 using the automatic investment feature for at least ten consecutive investments. Initial cash investments cannot exceed $10,000.

Purchase Date

A “Purchase Date” is the date or dates on which shares of our Common Stock are deemed to have been purchased with reinvested dividends or optional cash payments and which are used to calculate the purchase price of the purchased shares. For additional information concerning Purchase Dates, see the section below entitled “INFORMATION ABOUT THE PLAN—12. What is a Purchase Date and when do Purchase Dates occur?”

Source of Shares

Equiniti Trust Company, LLC (“EQ”), will purchase shares of Common Stock sold to participants either directly from us as newly issued shares of Common Stock or treasury shares, or from parties other than us either in the open market or in privately negotiated transactions or through a combination of the above.

Purchase Price

If EQ purchases shares of Common Stock directly from us using the proceeds of dividends received or optional cash investments of up to $10,000, EQ will pay a price equal to 100% (subject to change as provided below) of the average of the high and low sales prices for a share of our Common Stock reported by each of the New York Stock Exchange and NYSE Texas on the applicable Purchase Date, or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported.

If EQ purchases shares of Common Stock in the open market or in privately negotiated transactions, then the purchase price to participants will be equal to the weighted average purchase price paid by EQ for those shares. The date on which EQ purchases those shares shall be the Purchase Date. As of the date of this prospectus, there is no discount for purchases.

Number of Shares Offered

This prospectus covers 1,144,038 shares of our Common Stock. Because we expect to continue the plan indefinitely, we expect to authorize and register additional shares from time to time as necessary for purposes of the plan.

Advantages of the Plan

•	Both current shareholders and new investors can participate in the plan.

•	The plan provides participants with the opportunity to reinvest cash dividends received in additional shares of our Common Stock without having to pay processing fees or service fees.

•

The plan provides participants with the opportunity to make optional cash investments, subject to minimum and maximum amounts, for the purchase of shares of our Common Stock without having to pay any processing fees or service fees.

•	From time to time, at our sole discretion, the plan may provide up to a 3% discount on shares of Common Stock purchased from us through reinvested dividends or optional cash investments up to $10,000.

•

Cash dividends paid on shares enrolled in the plan can be fully invested in additional shares of our Common Stock because the plan permits fractional shares to be credited to participants’ accounts. Dividends on fractional shares, as well as on whole shares, may also be reinvested in additional shares which will be credited to participants’ accounts.

•	At any time, a participant may request the sale of all or part of the shares credited to his or her account.

•

Periodic statements reflecting all current activity, including purchases or sales of shares and the most recent account balance, should simplify participants’ record keeping. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

Some Disadvantages of the Plan

•

No interest will be paid on dividends or optional cash investments held pending reinvestment or investment. In addition, optional cash investments of less than $25 are subject to return to the participant without interest.

•

Because optional cash investments are not necessarily invested by EQ immediately on receipt, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.

•

Sales of shares of Common Stock credited to a participant’s account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by EQ (if the sale is made by EQ at the request of a participant), plus any commission and any applicable taxes.

Our principal executive offices are located at 15 East Fifth Street, Tulsa, Oklahoma 74103 and our telephone number is (918) 947-7000.

Please read this prospectus carefully and keep it and all account statements for future reference.

If you have any questions about the plan, please call EQ toll-free at 855-217-6403 or, for calls from outside the United States, 651-450-4064. Customer Care Specialists are available between the hours of 7:00 a.m. and 7:00 p.m., Central Time, Monday through Friday.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or the information we have previously filed with the SEC that is incorporated by reference herein is accurate as of any date other than its respective date.

The Common Stock is not insured by the Federal Deposit Insurance Corporation or any other government agency, are not deposits or other obligations of, and are not guaranteed by, EQ or the Company, and are subject to investment risks, including possible loss of principal amount invested. Common Stock held in the plan is not subject to protection under the Securities Investor Protection Act of 1970. The payment of dividends by us is discretionary and dividend payments may increase, decrease or be eliminated altogether at the discretion of our Board of Directors.

Neither the SEC nor any state securities commission or other regulatory body has approved or disapproved the securities to be issued under this prospectus or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We will bear the costs relating to the registration of the Common Stock being offered by this prospectus, estimated to be approximately $38,500.

INFORMATION ABOUT THE PLAN

The following questions and answers explain and constitute the governing document for the ONE Gas Direct Stock Purchase and Dividend Reinvestment Plan.

The provisions of the plan, in effect as of the date of this prospectus, are set forth below. Shareholders who do not elect to participate in the plan will receive cash dividends, as declared and paid in the usual manner.

1. What is the purpose of the plan?

The purpose of the plan is to provide our shareholders and other investors with a convenient and low-cost method of purchasing shares of our Common Stock and reinvesting all or a portion of their cash dividends in additional shares of our Common Stock. The plan allows current shareholders and interested new investors the opportunity to invest cash dividends and optional cash investments in additional shares of our Common Stock without payment of any processing fee or service fee. To the extent additional shares are purchased directly from us, the plan also provides us a means of raising additional capital through the direct sale of Common Stock. The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the price or trading volume of our Common Stock. We intend to use the net proceeds from any sales of newly-issued shares of Common Stock or treasury stock for one or more of the following, depending upon circumstances at the time of such sales: repayment of indebtedness, investments in assets, working capital, and general corporate purposes.

2. Who will administer the plan?

The plan will be administered by EQ. EQ acts as plan administrator for participants, processes the purchasing of Common Stock acquired under the plan, keeps records of the accounts of participants, sends regular reports of account activity to participants and performs other duties relating to the plan. Shares purchased for each participant under the plan will be credited in electronic registration form (also known as book-entry form) to that participant’s account maintained by EQ, unless and until a participant requests the sale of all or part of the shares. EQ also serves as dividend disbursement agent, transfer agent and registrar for our Common Stock. EQ reserves the right to resign at any time upon reasonable notice to us.

3. How do I correspond with EQ?

Internet:

shareowneronline.com

Available 24 hours a day, 7 days a week for access to your account information and answers for many common questions and general inquiries.

Email:

Login to your account at shareowneronline.com and select Contact Us.

Telephone:

855-217-6403 Toll-Free

651-450-4064 outside the United States

Customer Care Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using EQ’s automated voice response system.

Written correspondence:

Equiniti

P.O. Box 64874

St. Paul, MN 55164-0874

Certified and overnight delivery:

Equiniti

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

4. Who is eligible?

All interested persons and entities, whether or not current holders of record of our Common Stock, may participate in the plan. In order to participate in the plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan.

A shareholder whose shares of Common Stock are registered in his or her name may participate in the plan directly. A beneficial owner (a shareholder whose shares of Common Stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee) may participate in the plan directly upon becoming a registered holder by having the shares transferred into his or her name. Alternatively, a beneficial owner may participate in the plan by making arrangements with his or her broker, bank or other nominee to participate in the plan on his or her behalf.

In addition, a new investor may participate in the plan by making an initial optional cash investment in our Common Stock of not less than $250 or more than $10,000.

The right to participate in the plan is not transferable to another person apart from a transfer of the underlying shares of our Common Stock. We reserve the right to exclude from participation in the plan persons who use the plan to engage in short-term trading activities that we deem to cause aberrations in the price or trading volume of our Common Stock. We also reserve the right to exclude initial cash investments for any reason, including failure to comply with securities laws.

In order to participate, you must fulfill conditions of participation described below in the answer to Question 5 regarding enrollment procedures; and if you are a citizen or resident of a country other than the United States, its territories and possessions, your participation must not violate local laws applicable to you, us or the plan. Participants residing in jurisdictions in which their participation in the plan would be unlawful will not be eligible to participate in the plan. If you are a citizen or resident of a country other than the United States, before enrolling in the plan you should consult your own tax advisor regarding the tax consequences to you of participation in the plan under the tax laws of the country in which you reside.

5. What are the enrollment procedures?

New investors may enroll in the plan by submitting a completed Account Authorization Form to EQ together with a minimum initial investment of $250 plus the $15.00 initial enrollment fee by check. Alternatively, a new investor enrolling in the plan by submitting a completed Account Authorization Form may make an initial investment by authorizing an automatic withdrawal from a U.S. or Canadian financial institution of at least $25 per investment for a minimum of ten (10) consecutive investments. Checks must be made payable to “Equiniti” in U.S. dollars.

New investors may also enroll online at shareowneronline.com by following the instructions provided for opening a ONE Gas account. When enrolling online, initial investments can be made by authorizing a one-time automatic withdrawal from a U.S. or Canadian financial institution for at least $250 plus the $15.00 initial enrolment fee and up to a maximum of $10,000, or establishing an automatic withdrawal for a minimum of $25 per investment for a minimum of ten consecutive investments.

Registered shareholders (i.e., holders of record) may enroll in the plan online at shareowneronline.com or by submitting a completed Account Authorization Form to EQ.

To register for online access:

If you are an existing, registered shareowner:

1.	Go to shareowneronline.com

2.	Click Register then I want to register for online access

3.	Select ONE Gas, Inc. and enter your EQ Account Number

4.	Select your Authentication* method

5.	Follow the steps to provide your information, create your secure profile, and access your online account.

*If you need your Authentication ID to continue, select Authentication ID and Please send my Authentication ID, then click Send ID.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Select Register then I want to invest in a Company

3.	Select ONE Gas, Inc.

4.	Select Invest in this company, and follow the instructions to buy shares

If you are a beneficial owner of shares of Common Stock registered in the name of a financial intermediary (for example, a bank, broker or other nominee), you may participate in the plan directly after you have instructed your financial intermediary to re-register your shares in your name and those shares have been re-registered. Any costs associated with that registration will be borne by you. You may then enroll in the plan as a registered shareholder, without having to make an initial investment. Alternatively, you may make arrangements for your financial intermediary to participate in the plan on your behalf.

The Account Authorization Form, which can be obtained online at shareowneronline.com, by telephone or upon request from EQ, appoints EQ as the participant’s agent for purposes of the plan and directs EQ to purchase additional shares of our Common Stock with cash dividends received on the number of shares of Common Stock specified by the participant on the applicable form. The Account Authorization Form also directs EQ to purchase additional shares of our Common Stock with any optional cash investments that the participant may elect to make.

EQ will process your enrollment request as soon as administratively possible. Participation in the plan will begin after the properly completed forms and any required payments have been accepted by EQ.

6. What options for reinvesting dividends does the Account Authorization Form provide?

We typically pay cash dividends on our Common Stock on or about the 65th day after the end of a calendar quarter (or if that date is not a trading day, then the first trading day immediately preceding that date). The payment of dividends in the future and the amount of dividend payments, if any, will depend upon our financial condition and other factors as the Board of Directors deems relevant. Dividends are paid as and when declared by our Board of Directors. There can be no assurance as to the declaration or payment of a dividend, and nothing contained in the plan obligates us to declare or pay any dividend on our Common Stock. The plan does not represent a guarantee of future dividends.

In order to participate in the plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan. You may select from the following dividend reinvestment options:

•

Full Dividend Reinvestment: All cash dividends payable on shares held in the plan, along with any shares held in book-entry Direct Registration Shares (“DRS”), will be used to purchase additional shares. You will not receive cash dividends from the Company; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the plan account. The code “RD” appears next to this option.

•

Partial Dividend Reinvestment: A participant may elect to reinvest a portion of the dividends and receive the remainder in cash. The percentage elected will be applied to the total shares held in the plan, along with any shares held in book-entry direct registration system. A participant may elect to reinvest from 10%-90% of dividends received, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. The code “RX” appears next to this option.

An example of partial reinvestment by percentage: You have a total of 150 shares; 120 shares are held in the plan and 30 shares in book-entry DRS. You choose to have 50% of the total dividends reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

For each method of dividend reinvestment, dividends will be reinvested in the manner specified above until the participant specifies otherwise, or until the plan is terminated. If you do not select an option, EQ will default your choice to full reinvestment.

7. Can I change my dividend reinvestment option?

Yes. You may change your dividend option online at shareowneronline.com, by calling or writing to EQ or by submitting a new election on an Account Authorization Form to EQ. Changes received after the record date of a dividend will be effective for the following dividend.

8. Can I discontinue dividend reinvestment?

Yes. You may discontinue reinvestment of cash dividends at any time by giving telephone or written instructions to EQ; provided, however, that in order to participate in the plan you must reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan. If EQ receives the request to discontinue dividend reinvestment near a record date for a dividend, EQ may either pay the dividend in cash or reinvest it under the plan on the next Purchase Date to purchase Common Stock on your behalf. If reinvested, EQ will sell the shares purchased and send the proceeds to you, less any service fee, applicable processing fee and any other costs of sale. All per share processing fees include the applicable brokerage commissions EQ is required to pay. After processing your request to discontinue a portion of your dividend reinvestment, any shares credited to your account under the plan will continue to be held in book-entry form. Dividends on any shares held in book-entry form will be paid in cash by check or by direct deposit to a pre-designated account at a U.S. or Canadian financial institution of your choice.

9. Can I have my dividends directly deposited?

Yes. Through the plan’s direct deposit feature, instead of receiving dividend checks, you may elect to have your cash dividends deposited directly into your pre-designated checking or savings account at a U.S. or

Canadian financial institution on the dividend payment date. To receive dividends by direct deposit, you must complete, sign and return to EQ a Direct Deposit of Dividends Authorization Form. You may obtain a Direct Deposit of Dividends Authorization Form online at shareowneronline.com or by calling EQ at 855-217-6403 or, for calls outside the United States, at 651-450-4064. Forms will be processed and will become effective as soon as administratively possible after receipt by EQ. You may change your designated bank account for automatic direct deposit or discontinue this feature at any time online or by submitting to EQ a new Direct Deposit of Dividends Authorization Form or by written instruction to EQ.

10. How can I make a cash investment?

Initial investments by new investors must be at least $250 plus the $15.00 initial enrollment fee. Additional optional cash investments by plan participants must be at least $25. To be effective for a particular Purchase Date, EQ must receive your optional cash investment at least one (1) business day before that Purchase Date for investments up to $10,000. Current plan participants should mail their optional cash investments to EQ with the Transaction Request Form attached to each statement of account sent to them by EQ.

By Check

To make an investment by check, complete and return a Transaction Request Form (attached to your account statement) together with your payment. The check must be made payable to “Equiniti” in U.S. dollars.

By One-Time Online Bank Withdrawals

You can make a one-time automatic withdrawal from a designated checking or savings account at a qualified financial institution by signing on to shareowneronline.com.

By Recurring Automatic Withdrawals

You can make regular investments with automatic monthly or semi-monthly withdrawals from a designated checking or savings account at a qualified financial institution. You can authorize automatic investments by signing on to shareowneronline.com. Automatic investments must be for a specified amount, not less than $25 and not greater than $10,000 per month.

A new investor may make an initial investment by authorizing automatic withdrawals of at least $25 for a minimum of ten (10) consecutive investments.

If automatic withdrawals are used for optional cash investments, you must either (i) complete and sign the Account Authorization Form for automatic withdrawals and return it to EQ, with either a voided blank check or a deposit form for the bank account from which funds are to be drawn or (ii) enroll online at shareowneronline.com. The Account Authorization Forms will be processed and will become effective as soon as administratively possible; however, you should allow four (4) to six (6) weeks for the first investment to be initiated using this automatic investment feature.

Once automatic withdrawals begin, funds will be withdrawn from your bank account on either the first (1st) day or the fifteenth (15th) day of each month, or both (at your option), or on the next business day if either of those days is not a business day. Funds normally will be invested generally beginning on the next Purchase Date that is at least five (5) business days after the withdrawal is made from your bank account.

Automatic withdrawals will continue indefinitely until you notify EQ by telephone, online or in writing that the automatic withdrawals are to be changed or stopped.

You must complete a new Account Authorization Form for automatic withdrawals if you establish a new account, close or change your designated bank account or are assigned a new account number by your bank.

To be effective for a particular Purchase Date, EQ must receive your new instructions at least fifteen (15) business days before the date you designate for withdrawal.

In the event that your check for a cash investment is returned unpaid for any reason, or an authorized automatic withdrawal cannot be effected, EQ will consider the request for investment of such funds null and void. EQ shall immediately remove from your account those shares, if any, purchased upon the prior credit of such funds. EQ shall thereupon be entitled to sell shares to satisfy any uncollected amount plus any applicable fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, EQ shall be entitled to sell such additional shares from your account as may be necessary to satisfy the uncollected balance.

11. How do I make optional cash investments up to $10,000?

The aggregate of your optional cash investments cannot exceed $10,000 per month. Optional cash investments up to $10,000 per month must be received by EQ one (1) business day prior to a Purchase Date in order to be invested on that Purchase Date. Cash received after that date will be held by EQ for purchases to be made on the next Purchase Date.

No interest will be paid on payments received and held pending investment by EQ.

We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants. Amounts representing uninvested optional cash payments will be returned to you promptly following your telephone or written request received by EQ not less than two (2) business days before a Purchase Date.

Participants should be aware that because investments under the plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither we nor EQ can assure a profit or protect against a loss on shares of Common Stock purchased under the plan.

12. What is a Purchase Date and when do Purchase Dates occur?

The “Purchase Date” is the date or dates on which shares of our Common Stock are deemed to have been purchased with reinvested dividends or optional cash payments and which are used to calculate the purchase price of the purchased shares. The Purchase Date under the plan depends on whether you purchase the shares with reinvested dividends or optional cash payments and whether we issue new shares to you or EQ obtains your shares by purchasing them from parties other than us.

•

Reinvested Dividends: If shares acquired with reinvested dividends are acquired directly from us, the Purchase Date is the dividend payment date. If shares acquired with reinvested dividends are acquired from parties other than us either in open market or privately negotiated purchases, the Purchase Date will be the date or dates on which those purchases occur, which will commence on the applicable dividend payment date and will be completed no later than thirty (30) days following the dividend payment date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this plan as a “dividend record date.”

•

Optional Cash Investments up to $10,000: If shares will be purchased directly from us with optional cash investments up to $10,000, a Purchase Date will occur generally at least once every five (5) business days. If you would like your optional cash investment to be effective for a particular Purchase Date then your optional cash payment must be received one (1) business day before the Purchase Date. If EQ acquires shares from parties other than us either in open market or privately negotiated purchases, such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than thirty-five (35) days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. Optional cash investments up to $10,000 must be received by EQ one (1) business day prior to a Purchase Date in order to be invested on that Purchase Date. Otherwise the cash will not be invested until the next Purchase Date.

13. What is the source of ONE Gas Common Stock purchased through the plan?

EQ will, at our discretion, purchase shares of Common Stock sold to participants either directly from us as newly issued shares of Common Stock or treasury shares, or from parties other than us either in the open market or in privately negotiated transactions or through a combination of the above.

Full and fractional shares acquired under the plan will be calculated and credited to participants’ accounts. The number of shares purchased will be the total amount invested divided by the applicable purchase price per share as described below.

14. What is the purchase price for shares purchased through the plan?

The purchase price under the plan depends in part on whether the shares are purchased from us or from parties other than us. The purchase price also depends on whether we are offering discounts on purchases under the plan at that time.

Reinvested Dividends

If shares of Common Stock are purchased directly from us with reinvested dividends, the purchase price to you will equal 100% (subject to change as provided below) of the average of the high and low sales prices for a share of Common Stock reported by each of the New York Stock Exchange and NYSE Texas on the applicable Purchase Date, or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported. The purchase price may be reduced by up to 3% if we are offering a discount on purchases with reinvested dividends on the applicable Purchase Date.

If the shares of Common Stock are purchased in the open market or in privately negotiated transactions, then the purchase price to you will equal the weighted average purchase price paid for those shares. Discounts will not be available when shares are purchased from persons other than us.

Optional Cash Investments up to $10,000

If shares of Common Stock purchased with optional cash payments up to $10,000 are purchased directly from us the purchase price to you will equal 100% (subject to change as provided below) of the average of the high and low sales prices for a share of Common Stock reported by each of the New York Stock Exchange and NYSE Texas on the applicable Purchase Date, or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported. The purchase price may be reduced by up to 3% if we are offering a discount on purchases with optional cash investments up to $10,000 on the applicable Purchase Date.

If EQ purchases shares of Common Stock in the open market or in privately negotiated transactions, then the purchase price will be a price equal to the weighted average purchase price paid by EQ for those shares. Discounts are not available when shares are purchased from persons other than us.

15. How do I sell shares credited to my account?

You can sell your plan shares at any time by submitting a request to sell online, by telephone or through the mail (as described in Question 3 above). A check will be issued for your sale proceeds, unless you elect to receive the funds by direct deposit into your bank account.

Sales proceeds will be net of any fees to be paid by the plan participant. EQ will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to federal backup withholding described in greater detail below in the section entitled “FEDERAL INCOME TAX CONSEQUENCES—Withholding.” This can be avoided by furnishing the appropriate and valid form (both of which are available online at shareowneronline.com) prior to the sale.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after the settlement date. If a participant submits a request to sell all or part of the participant’s plan shares, and the participant requests that the net proceeds be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must be accompanied by a “Medallion Signature Guarantee” from an eligible financial institution for direct deposit for the participant’s signature(s). See Question 17 for additional information concerning Medallion Signature Guarantees. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

To sell shares through a broker of the participant’s choice, the participant may request the broker to transfer shares electronically from the plan account to the participant’s brokerage account.

The plan’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. EQ shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. This risk should be evaluated by the participant and is a risk that is borne solely by the participant. Neither EQ nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the plan.

Share sales by employees, affiliates of the Company and the Company’s officers and directors must be made in compliance with the Company’s Securities/Insider Trading Policy, which, among other things, prohibits trades in the Common Stock when an individual is in possession of material, non-public information about the Company.

You may instruct EQ to sell shares under the plan through a batch order, market order, day limit order, GTD/GTC limit order (as defined below), or stop order, which are each described in greater detail below.

Batch Order (online, telephone, mail)

EQ will combine each request to sell through the plan with other plan participant sale requests for a batch order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five (5) business days (except where deferral is necessary under state or federal regulations) after EQ’s receipt of the sales request. Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a batch order request cannot be canceled.

Market Order (online or telephone)

A plan participant’s request to sell shares in a market order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, EQ will promptly submit the shares to a broker for sale on the open market. Once entered, a market order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone)

A plan participant’s request to sell shares in a day limit order will be promptly submitted by EQ to a broker. The broker will execute as a market order when and if the stock reaches, or exceeds, the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a day limit order request cannot be canceled by the participant.

Good-’Til -Date/Canceled (“GTD/GTC”) Limit Order (online or telephone)

A GTD/GTC limit order request will be promptly submitted by EQ to a broker. The broker will execute as a market order when and if the stock reaches, or exceeds, the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the plan participant.

Stop Order (online or telephone)

EQ will promptly submit a plan participant’s request to sell shares in a stop order to a broker. A sale will be executed when the stock reaches a specified price, at which time the stop order becomes a market order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

16. What Fees are associated with my participation in the plan?

Summary
Minimum cash investments
Minimum one-time initial purchase for new investors	$250.00
10 Minimum recurring automatic investments	$25.00
Minimum one-time optional cash investment	$25.00
Minimum recurring automatic investments	$25.00
Maximum cash investments
Maximum monthly investment	$10,000.00
Dividend reinvestment options
Reinvestment options	Full, Partial

Fees
Investment Fees
Initial enrollment (new investors only)	$15.00
Dividend reinvestment	Company Paid	*
Check investment	Company Paid	*
One-time automatic investment	Company Paid	*
Recurring automatic investment	Company Paid	*
Dividend purchase trading commission per share	Company Paid	*
Optional cash purchase trading commission per share	Company Paid	*

Sales Fees
Batch order	$15.00 per transaction
Market order	$25.00 per transaction
Limit order per transaction (Day/GTD/GTC)	$30.00 per transaction
Stop order	$30.00 per transaction
Sale trading commission per share	$0.10 per share
Direct deposit of sale proceeds	$5.00 per transaction
Fee for Returned Check or Rejected Automatic Bank Withdrawal	$35.00 per item
Prior Year Duplicate Statement	$15.00 per year

*

Please note that if purchases are made in the open market, the amount of processing fees (which includes any brokerage commission) that are paid by us will be reportable to you as taxable income. See the section below entitled “FEDERAL INCOME TAX CONSEQUENCES” for additional information.

The processing fees may change at any time, without notice to you.

17. Can I transfer shares that are credited to my account?

Yes. To authorize a transfer or gift of Common Stock, a participant must submit a Stock Power Form with instructions to transfer ownership of shares, to EQ. This form can be found at shareowneronline.com. For additional assistance regarding the transfer of plan shares, contact EQ. The Stock Power Form will require a “Medallion Signature Guarantee” by a financial institution. A Medallion Signature Guarantee is a special guarantee for securities and may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union who participates in the Medallion Signature Guarantee program. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program.

If a participant’s request to transfer all plan shares in an account is received between a dividend record date and payable date, the request will be processed and a separate dividend check will be mailed to the participant.

A participant can also gift shares from a plan account to a non-participant by making an initial cash investment to establish an account in the recipient’s name. An optional cash investment can also be submitted on behalf of an existing plan participant. If a participant’s investments or transfers are made to an existing account, dividends on the shares credited to such investments or transfers will be invested in accordance with the elections made by the existing account owner.

18. What if ONE Gas issues a stock dividend or declares a stock split? What happens in the event of a rights offering?

It is understood that any stock dividends or stock splits distributed by ONE Gas on Common Stock held by EQ for the participant will be credited to the participant’s account. This will include all whole and fractional shares.

In the event that the Company makes available to its shareholders any rights to subscribe for additional Common Stock, the rights to subscribe will be based on any shares held in and outside of the plan. Any new shares distributed by ONE Gas resulting from the exercise of the rights will be issued directly to the participant.

19. What reports will I receive?

Whenever you purchase or sell shares through the plan, you will promptly receive from EQ a statement with the details of the transaction, unless you are participating in the plan through your broker, bank or nominee. All shares you hold or purchase through the plan are recorded in the same account. After each dividend reinvestment or optional cash investment, you will receive from EQ a detailed statement showing the amount of the latest dividend reinvested or optional cash investment, the purchase price per share, the number of shares purchased and the total shares credited to your account. The statement also will show year-to-date account information. You should retain these statements to establish the cost basis of shares of Common Stock purchased under the plan for income tax purposes. You may also obtain information about your account by accessing it through the “Invest in a Plan” section of EQ’s website, shareowneronline.com.

In addition, you will receive copies of the same communications sent to all other holders of record of our Common Stock. This includes our annual report to shareholders, quarterly reports to shareholders, the notice of annual meeting and proxy statement. You will also be furnished with Internal Revenue Service information for reporting dividends paid and proceeds derived from any sale of shares credited to your account in the form and manner as the Internal Revenue Service may require. All notices, statements and reports from EQ to you will be addressed to your latest address of record with EQ. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

In order to insure receipt of plan reports and information, you must promptly notify EQ of any change of address.

20. Are there costs associated with participation?

All costs for the purchase of shares and administration of the plan will be paid by us with the exception of:

•	Costs associated with automatic investments that may be assessed by your financial institution (as described under Question 10 above);

•	Any costs resulting from your having insufficient funds to effect payment for initial and/or optional cash investments;

•	Those costs associated with your direction to EQ to sell all or a portion of your shares (as described under Question 16 above); and

•	Those costs related to a sale of a fractional share (as described under Question 16 above and Question 24 below).

21. How do I vote shares credited to my account at shareholders’ meetings?

Participants in the plan will receive voting materials and have the sole right to vote the Common Stock represented by the shares held for them in the plan. In the event a participant does not provide direction for voting, the participant’s shares will not be voted.

Participants are encouraged to read the proxy information carefully. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. A participant’s shares will be voted in accordance with the most recent submitted instructions.

22. Can the plan be terminated, suspended or modified?

Yes. We reserve the right to terminate, suspend or modify the plan at any time, in whole or in part, in respect to participants in one or more jurisdictions. All affected participants will receive notice of any termination, suspension or modification of the plan.

23. What are the responsibilities of ONE Gas and EQ under the plan?

In administering the plan, neither we, EQ nor EQ’s broker are liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a plan account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for you.

EQ undertakes to perform such duties and only such duties as are expressly set forth within this prospectus to be performed by it, and no implied covenants or obligations shall be read into this plan against EQ or us.

Except for negligence or willful misconduct on its part, EQ, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. EQ shall not be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), unless the loss or damage is the result of negligence or willful misconduct on its part or in the event EQ has been advised of the likelihood of such loss or damage and takes no action within its control and within acceptable industry practices. EQ shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

EQ shall not be responsible or liable for any failure or delay in the performance of its obligations under this plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God, including, but not limited to, earthquakes, fires and floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that EQ shall use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively possible under the circumstances.

EQ is authorized to choose a broker at its sole discretion to facilitate purchases and sales of shares for you. EQ will furnish the name of the registered broker utilized in share transactions within a reasonable time upon written request from you.

Participants will not earn interest on funds held by EQ. During the period that an optional cash investment is pending, the collected funds in the possession of EQ may be invested in certain Permitted Investments. For purposes of the plan, “Permitted Investments” shall mean that EQ may hold the funds uninvested or invested in select deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of EQ. Investment income from such Permitted Investments shall be retained by EQ.

24. Can my participation in the plan be terminated?

EQ reserves the right to terminate participation in the plan if a participant does not have at least one whole share in the plan. Upon termination the participant may receive the cash proceeds from the sale of any fractional share, less any transaction fee and brokerage commission.

25. What law governs the plan?

The plan and its operations are governed by the laws of the State of Oklahoma and federal securities laws, if applicable.

FEDERAL INCOME TAX CONSEQUENCES

The information set forth below is only a summary and does not claim to be a complete description of all tax consequences of participation in the plan. The description may be affected by future legislation, Internal Revenue Service (“IRS”) rulings and regulations, or court decisions. Accordingly, participants should consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participation in the plan.

What are the federal income tax consequences of participation in the plan?

For tax purposes, participants’ reinvested dividends are treated in the same manner they would have been treated had the participants received the dividends in cash on the applicable dividend payment date. Generally, the full amount of a dividend is taxable at a 15% rate at the time of payment, although the rate could be higher (20%) or lower (0%) depending on your taxable income.

Participants will not recognize any taxable income when full shares are issued from plan accounts either in certificate form or in book-entry form in DRS. However, participants will recognize gain or loss when the shares are sold either at their request through EQ or by the participant through the use of a broker. In addition, terminating participants will recognize gain or loss with respect to fractional shares sold. The amount of gain or loss in each case is the difference between the amount the participant receives for the shares or fractional shares sold and the participant’s cost basis in those shares. This gain or loss will be capital gain or loss provided the participant holds the shares as a capital asset, which is usually the case. Any capital gain will be taxed at favorable long-term rates if the shares are held for more than one year and at short-term rates if held for one year or less.

How will participants be notified of their taxable dividend income?

The reinvestment of dividends does not relieve the participant of any income tax that may be payable on such dividends. Any service fees and brokerage commissions paid by ONE Gas on your behalf may be reported as dividend income based on the directive of ONE Gas. EQ will report to all participants and the IRS the amount of dividends credited to their accounts on Form 1099-DIV. For non-U.S. participants receiving U.S. sourced dividends, they will be reported on Form 1042-S.

If a participant sells shares through EQ, a Form 1099-B or Form 1042-S, as applicable, reporting the proceeds from the sale will be sent to the participant and the IRS.

Tax withholding will be applicable on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN or Form W-8BEN-E for non-U.S. citizens. A participant can avoid this tax by furnishing the appropriate and valid form prior to the sale. Forms are available at shareowneronline.com.

A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign entity owned accounts may also be subject to 30% withholding on all applicable U.S. sourced income, including dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”). Gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest will also be subject to potential FATCA withholding. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code.

Account statements, which contain a detailed record of a participant’s purchases and sales, should be retained for tax purposes to assist with determining cost basis.

The participant should consult a personal tax advisor concerning proper tax treatment of these amounts as interpretations may differ, and laws, regulations and rulings may change over time.

Compliance with Emergency Economic Stabilization Act of 2008

The plan qualifies as a Dividend Reinvestment Plan under the meaning of Treasury Regulation section 1.1012-1(e)(6)(i), which enables participants to use the ‘average basis method’ when determining the tax basis of any shares sold. As a result, in order to participate in the plan, a participant must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan.

This plan assumes that each participant will use the first-in, first-out (“FIFO”) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to EQ. Participants may designate their preference for specific identification cost basis at any time or may designate their preference for the average basis method effective for sales occurring after the election. Federal tax regulations require the FIFO tax lot selection method after the average cost basis election has been made.

How does ONE Gas invest and report dividends subject to federal backup withholding or foreign tax withholding?

ONE Gas, through EQ, will invest an amount equal to the dividends less the amount of tax withheld. The net dividend will be used to purchase shares. The account statements and the Form 1099-DIV sent to participants subject to tax withholding will indicate the amount of tax withheld and will show the net dividend reinvested by EQ for ONE Gas. For federal income tax reporting purposes, the full amount of the dividend, including any amounts withheld under applicable backup withholding rules or withholding rules applicable to foreign participants, will be taxable dividend income to the participant.

PLAN OF DISTRIBUTION

Persons who acquire shares of Common Stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any person regarding their purchase of shares or any resale or distribution of shares.

We will be responsible for all fees, commissions or expenses in connection with the plan, except that, if you direct EQ to sell shares of Common Stock credited to your account, EQ will deduct from the sales proceeds any applicable service fee (which, depending on the type of order, currently range from $15.00 per sale transaction for batch orders to $30.00 per sale transaction for stop orders), any applicable processing fee (currently $0.10 per share sold) and, any other costs of sale (currently $5.00 for net sale proceeds via direct deposits) and any other applicable fees identified as being your responsibility in “INFORMATION ABOUT THE PLAN—Question 16. These fees may change at any time without notice to you. You will also be responsible for any fees, commissions and expenses associated with sales of any fractional shares you own.

USE OF PROCEEDS

The plan will raise additional capital for us to the extent that newly-issued shares of Common Stock or treasury shares are purchased from us (rather than acquiring shares in the open market or in privately negotiated transactions). We do not know the number of shares of Common Stock that will ultimately be purchased pursuant to the plan, or the prices at which the shares will be purchased. We currently intend to purchase shares in the open market to satisfy demand for shares under the plan; therefore, the plan is not expected to raise additional capital for us. If we were to sell newly issued shares of Common Stock or treasury stock, we intend to use the net proceeds from the sale of such newly-issued shares of Common Stock or treasury stock for one or more of the following, depending upon circumstances at the time of such sales: repayment of indebtedness, investments in assets, working capital, and general corporate purposes. Pending those uses, we may temporarily invest the net proceeds in short-term investments consistent with our investment policies.

LEGAL MATTERS

The validity of the securities and all legal matters in connection with the Direct Stock Purchase and Dividend Reinvestment Plan will be passed upon for ONE Gas by Gable & Gotwals, A Professional Corporation, Tulsa, Oklahoma.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Plan Administrator:

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to your account information and answers for many common questions and general inquiries.

Email

Login to your account at shareowneronline.com and select Contact Us.

Telephone

1-855-217-6403 Toll Free

651-450-4064 outside the United Stated

Customer Care Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written Correspondence:	Equiniti P.O. Box 64874 St. Paul, MN 55164-0874

Certified and Overnight Delivery:	Equiniti 1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120-4100

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses (except the SEC Registration Fee) are estimated to be as follows:

Amount to be paid
SEC Registration Fee	$0
Accounting Fees and Expenses*	$10,000
Legal Fees and Expenses*	$15,000
Transfer Agent and Registrar Fees*	$1,000
Miscellaneous expenses*	$12,500

Total*	$38,500

*	Estimated solely for the purposes of this Item 14. Actual expenses may vary.

Item 15.	Indemnification of Directors and Officers.

The Company, as an Oklahoma corporation, is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, Section 1031 prohibits indemnification if such person is adjudged to be liable to the Company, unless and only to the extent such indemnification is allowed by a court of competent jurisdiction. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise.

The certificate of incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions pursuant to Section 1053 of the Oklahoma General Corporation Act or (iv) any transaction from which the director derived an improper personal benefit.

Article VIII of the Company’s by-laws provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by the Oklahoma General Corporation Act, including the advance of related expenses. Pursuant to Article VIII of the by-laws of the Company, upon authorization and determination (i) by the board of directors by a majority vote of directors who were not parties to the action, suit, or proceeding involved, even though less than a quorum; (ii) by a committee of directors designated by a majority vote of directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent counsel in a written opinion; or (iv) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The Company has entered into indemnification agreements, the form of which has been previously approved by the board of directors of the Company, with each of its directors and executive officers. These indemnification agreements provide that the Company is obligated to indemnify the specified director or executive officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or executive officer, the Company is obligated to advance expenses for defense of a claim made against the director or executive officer. The obligation of the Company to indemnify the director or executive officer is subject to applicable law and may be subject to the determination by “independent counsel” or another reviewing party selected by the board of directors that the director or executive officer is entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the agreements.

The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of the Company’s by-laws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act are qualified by the actual terms of such by-laws, agreement and act and may be sufficiently broad to indemnify officers, directors and controlling persons of the Company against liabilities arising under such act.

Item 16.	Exhibits.

See the Exhibit Index which is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of ONE Gas, Inc., dated May 24, 2018 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-36180), filed by us on May 30, 2018).

3.2	Amended and Restated By-laws of ONE Gas, Inc., dated November 19, 2025 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-36108), filed by us on November 20, 2025).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on S-3 (File No. 333-216276), filed by us on February 27, 2017).

5.1*	Opinion of GableGotwals.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of GableGotwals (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, State of Oklahoma, on the 23rd day of February, 2026.

ONE Gas, Inc.

By:	/s/ Christopher P. Sighinolfi
Christopher P. Sighinolfi
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below authorizes Christopher P. Sighinolfi, Regina L. Gregory and Brian K. Shore, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this registration statement, including post effective amendments, and to do any and all acts they or either of them determines may be necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the 23rd day of February, 2026.

Signature	Title

/s/ Robert S. McAnnally Robert S. McAnnally	President, Chief Executive Officer and Director

/s/ Christopher P. Sighinolfi Christopher P. Sighinolfi	Senior Vice President and Chief Financial Officer

/s/ Brian F. Brumfield Brian F. Brumfield	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

/s/ John W. Gibson John W. Gibson	Director, Chair of the Board

/s/ Tracy E. Hart Tracy E. Hart	Director

/s/ Michael G. Hutchinson Michael G. Hutchinson	Director

/s/ Deborah A.P. Hersman Deborah A.P. Hersman	Director

Signature	Title

/s/ Sanjay D. Meshri Sanjay D. Meshri	Director

/s/ Pattye L. Moore Pattye L. Moore	Director

/s/ Eduardo A. Rodriguez Eduardo A. Rodriguez	Director

/s/ Yves C. Siegel Yves C. Siegel	Director